Filed Pursuant to Rule 433
Registration No. 333-149539
Issuer Free Writing Prospectus dated September 13, 2010 relating to
Preliminary Prospectus Supplement dated September 13, 2010
(To Prospectus Dated March 4, 2008)
BorgWarner Inc.
$250,000,000
4.625% Senior Notes due 2020
Final Term Sheet

Issuer:	BorgWarner Inc.

Title of Securities:	4.625% Senior Notes due 2020

Trade Date:	September 13, 2010

Settlement Date (T+3):	September 16, 2010

Maturity Date:	September 15, 2020

Aggregate Principal Amount Offered:	$250,000,000

Price to Public (Issue Price):	98.991%

Benchmark Treasury:	2.625% US Treasury Notes due August 15, 2020

Benchmark Treasury Price and Yield:	98-28+; 2.753%

Spread to Benchmark Treasury:	200 basis points

Anticipated Ratings:*	S&P: BBB / Fitch: BBB / Moody’s: Ba1

Interest Rate:	4.625 per annum

Yield to Maturity:	4.753%

Interest Payment Dates:	Semi-annually on each March 15 and September 15, commencing on March 15, 2011

Record Dates:	March 1 and September 1

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Optional Redemption:	Make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at the treasury rate plus 30 basis points

Lead Manager:	Morgan Stanley & Co. Incorporated

Senior Co-Managers:	Banc of America Securities LLC
Deutsche Bank Securities Inc.

Co-Managers:	Citigroup Global Markets Inc.
KeyBanc Capital Markets Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

CUSIP/ISIN:	099724AG1/US099724AG17
* None of these ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.
The issuer has filed a registration statement including a prospectus and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Morgan Stanley at (866) 718-1649.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

2